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CONSULTING AGREEMENT

THIS AGREEMENT dated as of the 1st day of September, 2000.

BETWEEN:	ROLAND CARLOS SARTORIUS (the "Consultant")
AND:	UNITY WIRELESS CORPORATION (the "Client")
WHEREAS:

A. The Client is a Delaware corporation involved in the business of the commercialization of acoustic and wireless technologies;

B. The Consultant has valuable experience in financial accounting; and

C. The Consultant has agreed to provide consulting services to the Client, further to the terms and conditions of this Agreement.

    THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants of the parties, the parties agree as follows:

1. Definitions

1.1 In this Agreement, the following words and phrases have the meanings set forth after each:

  (a)
  "Confidential Information" means all proprietary, confidential and other non-public information, know-how and data (oral, written, graphic, demonstrative, machine recognizable or otherwise) relating to the proprietary technology and/or business of the Client or any of its subsidiaries which is disclosed by the Client to the Consultant under this Agreement;

  (b)
  "Consultant's Services" means the services to be provided by the Consultant under this Agreement, as set out in s. 2.1 of this Agreement;

  (c)
  "Effective Date" means September 1, 2000;

  (d)
  "Option" means the option to purchase Shares to be granted to the Consultant under this Agreement as partial compensation for the Consultant's Services;

  (e)
  "Plan" means the 1999 Stock Option Plan of the Client; and

  (f)
  "Shares" means shares in the common stock of Unity.

2. The Consultant's Services

2.1 From and including the Effective Date, the Consultant will perform for the Client the following services:

  (a)
  such services that are commensurate with the position of Chief Financial Officer of a technology company comparable in size to the Client, including subsidiaries of the Client; and

  (b)
  serving on the Board of Directors of Unity, including performing the duties and exercising such powers as are consistent with such a position and such additional powers as may from time to time be assigned or vested in him by the bylaws of Unity or by the resolution of the Board of Directors of Unity.

3. Term and Termination

3.1 This Agreement will be effective as and from the Effective Date and will, unless otherwise terminated pursuant to this Agreement, continue indefinitely.

3.2 Either party may terminate this Agreement without cause on not less than 60 days' written notice to the other party.

3.3 The Client may terminate this Agreement, without notice and without payment in lieu of notice, for cause, which for the purpose of this Agreement shall include the following:

  (a)
  the commission by the Consultant of any material fraudulent act in performing any of its obligations or any material, deliberate misrepresentation to the Client or to any of its directors, officers or shareholders;

  (b)
  the material failure by the Consultant to perform his obligations under this Agreement within 30 days of written notice of such failure; and

  (c)
  the death or permanent disability of the Consultant.

4. Supervisor

4.1 The supervisor of the Consultant shall be the Chief Executive Officer or President of the Client.

5. Compensation

5.1 The Client shall compensate the Consultant for the Consultant's Services as follows:

  (a)
  by the payment of a consulting fee of $10,000 per month, payable monthly, in arrears, commencing on the last day of September, 2000 and continuing on the last day of each month thereafter until the expiration of the term of the Agreement or earlier termination;

  (b)
  by the reimbursement of any expenses reasonably incurred by the Consultant in connection with the services to be provided by the Consultant under this Agreement plus any extraordinary expenses approved in advance by the Client;

  (c)
  by the granting of an Option, subject to the following terms and conditions and the terms and conditions of the Plan:

  (i)
  number of Shares: 200,000;

  (ii)
  exercise price: to be established upon granting of options by Plan Administrator;

  (iii)
  vesting schedule: 50% vesting as of the date of commencement as a Director of the Client, with the balance vesting in equal quarterly amounts over a three year period, commencing on September 30, 2000 and fully vested on June 30, 2003;

  (iv)
  term: five year term.

5.2 The consulting fee payable under s. 5.1(a) shall be prorated as appropriate for a shortened month.

5.3 Concurrently with the execution and delivery of this Agreement, the parties shall execute and deliver a stock option agreement incorporating the terms and conditions of the Option and the Plan and such other terms and conditions as counsel for the Client may reasonably specifiy.

6. Confidentiality

6.1 The Consultant (referred to in this section as the "Disclosee") shall hold the Confidential Information in trust for the Client (referred to in this section as the "Discloser") and shall not disclose it to any unauthorized persons during or after the termination of this Agreement, without the prior written consent of the Discloser.

6.2 The obligations of the Disclosee, with respect to any Confidential Information disclosed to him under this Agreement shall cease if the Confidential Information (i) was legally known to or in the possession of the Disclosee at the time of disclosure to the Disclosee by the Discloser, (ii) legally is or has become part of the public domain through no fault of the Disclosee, (iii) has been disclosed to the

Disclosee by a third party on a non-confidential basis and without breaching any contractual, confidential or fiduciary obligation or any law or (iv) has been independently developed by the Disclosee without reference to the Confidential Information.

7. Rights to Work Product

7.1 All patentable and unpatentable inventions, discoveries, ideas, materials and programs which are made or conceived by the Consultant in the course of or as a result of the performance of the Consultant's Services shall become the sole and exclusive property of the Client throughout the world. Promptly upon the conception of such invention, discovery, idea, materials or program, the Consultant will disclose it to the Client and the Client shall have the full power and authority to file and prosecute patent applications throughout the world on it and to procure and maintain patents on it. The Consultant shall, at the request and expense of the Client, execute documents and perform such acts as legal counsel of the Client may deem necessary or advisable, to confirm in the Client all right, title and interest throughout the world, in and to such invention, discovery idea, materials or program, and all patent applications, patents and copyrights on it, and to assist the Client in procuring, maintaining, enforcing and defining patents, petty patents, copyrights, and other applicable statutory protection throughout the world on any such invention, discovery, idea, materials or programs which may be patentable or copyrightable. Without limitation, the Consultant, as authors of any written, graphic, artistic or creative work that the Consultant will produce as part of performing the Consultant's Services, will transfer absolutely to the Client all of the rights of the Consultant to the copyright in such work.

8. No Partnership or Joint Venture

8.1 The Consultant will perform its duties as an independent contractor and will not be deemed to be employee or agent of, or co-venturer with, the Client and nothing in this Agreement will be construed so as to make him an employee, agent or co-venturer of the Client or to impose any liability on the Client as an employer, principal or co-venturer.

9. Representations and Warranties of the Consultant

9.1 The Consultant represents and warrants that its entry into and performance under this Agreement does not violate any outstanding obligation, contractual or otherwise, which the Consultant may owe to any third party, nor any order, writ, injunction, decree, judgment, statute, rule, law or ruling.

9.2 The Consultant warrants that the Consultant's Services will be of the kind and quality designated.

9.3 Although no particular number of hours are guaranteed to be spent on the effort covered by this Agreement at any particular time, the Consultant represents and warrants that, given the other commitments and responsibilities of the Consultant, the Consultant has sufficient time to perform the Consultant's Services in a timely and professional manner as required by the Client from time to time.

9.4 The Consultant will exercise its powers and discharge its duties honestly, in good faith and in the best interests of the Client and will exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

10. Non-Competition

10.1 Unless otherwise agreed in writing, the Consultant shall not for a period of two years after termination of this Agreement, within Canada or the United States, directly or indirectly in any capacity whatsoever, along or in association with any other person, firm, partnership, association or corporation, or as employee, officer, director or stockholder of any other person, firm, partnership, association or corporation, be engaged in or be financially interested in any commercial activity that competes directly with the Client in the business carried on by the Client (a "Competitor"); and further, the Consultant shall not own any publicly traded, or privately issued stock of a Competitor.

10.2 The Consultant further agrees that for a period of two years after termination of this Agreement, the Consultant shall not, except with the prior written consent of the Company, on behalf of himself or any other person or any firm or corporation, solicit business from any person, firm or corporation who or which at any time during the Consultant's employment at the Company was a customer of the Client or of any of its subsidiaries or affiliates, provided however that the provisions of this clause shall not prohibit the Consultant from soliciting business from any such customer if such business is in no way directly competing with the business carried on by the Client.

11. Indemnification by the Consultant

11.1 The Consultant will indemnify the Client, its directors, officers and employees, successors and assigns from and against any and all claims, demands, suits at law or in equity, loss, damage, attorney's fees and liability of any kind due to, arising out of or resulting from a breach of any covenant, representation or warranty made by the Consultant in this Agreement.

12. Indemnification by the Client

12.1 The Client will indemnify the Consultantfrom and against any and all claims, demands, suits at law or in equity, loss, damage, attorney's fees and liability of any kind due to, arising out of or resulting from a breach of any covenant, representation or warranty made by the Client in this Agreement.

13. General

13.1 The failure by a party to require performance of another party of any provision hereof shall not affect in any way nor derogate from the full right to require such performance at any time thereafter, nor shall the waiver by a party of a breach of any provision hereof be held to be a waiver of the provision itself. No breach shall be excused unless such waiver or excuse of breach is in writing and signed by the waiving or excusing party. No written waiver or excuse shall constitute a waiver or excuse of any other or subsequent breach.

13.2 Notices given hereunder shall be in writing, and shall be deemed received when personally delivered (by overnight courier or otherwise) or seven days after mailing by certified or registered mail, return receipt requested, postage prepaid, to the following respective addresses:

      Notice to Roland Sartorius:

      IM Roetel 26, CH—6300,
      Zug, Switzerland

      Notice to Unity Wireless Corporation:

      7438 Fraser Park Drive
      Burnaby, BC V5J 5B9

Any party may change such notice address by giving notice of such change to the other parties.

13.3 This Agreement supersedes any other agreements, either oral or written, between the parties and contains all of the agreements between the parties pertaining to its subject matter. The parties acknowledge that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party or anyone acting on behalf of any party which are not embodied herein. No modification hereof shall be effective unless in writing and signed by the parties.

13.4 Each of the parties shall, upon request, execute and deliver all such further documents and instruments and do all such further acts and things as may be reasonably necessary after the the execution and delivery of this Agreement to evidence, carry out or give full effect to the terms, conditions, intent and meaning of this Agreement.

13.5 This Agreement shall be governed by the laws of the Province of British Columbia. The British Columbia courts shall have exclusive jurisdiction over this Agreement and the enforcement thereof.

13.6 If any provision of this Agreement not essential to its principal objectives is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way, and each party agrees to interpret and apply the Agreement to implement its intent to the extent permitted by law.

13.7 All indemnities, covenants, representations and warranties contained in ss. 6, 7, 9, 10, 11 and 12 shall survive the expiration or earlier termination of this Agreement.

13.8 All dollar amounts in this Agreement are in Canadian currency, unless otherwise specified.

13.9 This Agreement may be executed by facsimile transmission and in several counterparts, each of which counterparts together, shall form one original.

    THE PARTIES INTENDING TO BE LEGALLY BOUND have executed this Agreement as of the date first written above.

ROLAND CARLOS SARTORIUS
UNITY WIRELESS CORPORATION
Authorized Signatory

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CONSULTING AGREEMENT